Docusign Envelope ID: EC6684F8-868A-4D12-9230-B44CAEB72736
MUTUAL TERMINATION AGREEMENT
This Mutual Termination Agreement (this “Agreement”) is entered into as of September 18, 2025, by and among Inspirato Incorporated, a Delaware corporation (“Inspirato”), RR Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and Buyerlink Inc., a Delaware corporation (“Buyerlink”). Inspirato, Merger Sub and Buyerlink are referred to collectively as the “Parties” and individually as a “Party”.

RECITALS
A.Inspirato, Merger Sub and Buyerlink entered into that certain Agreement and Plan of Merger, dated June 25, 2025 (the “Merger Agreement”), which contemplated the merger of Buyerlink with and into Merger Sub.
B.The Parties desire to terminate the Merger Agreement on mutually agreeable terms, with no termination fee payable by either party.

AGREEMENT
1.Termination of Merger Agreement. The Parties hereby mutually agree to terminate the Merger Agreement pursuant to Section 6.1(a) thereof.
2.Effect of Termination. In accordance with Section 6.2 of the Merger Agreement, the Merger Agreement is hereby terminated and shall be of no further force or effect; provided, however, that those provisions expressly stated therein to survive termination shall remain in full force and effect in accordance with their terms.
3.Fees and Expenses. The Parties acknowledge and agree that, a result of the termination of the Merger Agreement pursuant to this Agreement, (a) Inspirato shall in no event be required to pay to Buyerlink a Termination Fee (as that term is defined in the Merger Agreement) and (b) Buyerlink shall in no event be required to pay to Inspirato a Reverse Termination Fee (as that term is defined in the Merger Agreement). The Parties further agree that each Party shall bear its own fees and expenses incurred in connection herewith.
4.Mutual Release. Except for obligations that expressly survive pursuant to Section 6.2 of the Merger Agreement, each Party hereby irrevocably and unconditionally releases and discharges the other Parties, and their respective affiliates, officers, directors, employees, and representatives, from any and all claims, liabilities, or obligations arising under or in connection with the Merger Agreement.
5.Miscellaneous.

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Docusign Envelope ID: EC6684F8-868A-4D12-9230-B44CAEB72736
(a)Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous discussions, agreements, and understandings, whether written or oral, relating to such subject matter.
(b)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles.
(c)Counterparts. This Agreement may be executed in counterparts (including by electronic signature or PDF), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
(d)Authority. Each party represents and warrants that it has the full corporate power and authority to execute and deliver this Agreement, and that this Agreement constitutes a valid and binding obligation of such party, enforceable in accordance with its terms.
(e)No Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and their respective successors and permitted assigns and is not intended to confer any rights upon any other person.

Signature Page Follows

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Docusign Envelope ID: EC6684F8-868A-4D12-9230-B44CAEB72736

IN WITNESS WHEREOF, the parties have executed this Mutual Termination Agreement as of the date first above written.

INSPIRATO INCORPORATED
By:
Name: Brent Wadman
Title:

SVP

RR MERGER SUB, INC.
By:
Name:Brent Wadman
Title:

SVP

BUYERLINK INC.
By:
Name: Tatevik Davtyan
Title:

SVP, Legal & Compliance

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